Exhibit 10.9(b)

AMENDMENT NO. 2 TO THE

AIR PRODUCTS AND CHEMICALS, INC.

RETIREMENT SAVINGS PLAN

WHEREAS, Air Products and Chemicals, Inc. (the “Company”) is the Plan Sponsor of the Air Products and Chemicals, Inc. Retirement Savings Plan (the “Plan”);

WHEREAS, pursuant to Plan Section 7.01 the Plan may be amended at anytime; and

WHEREAS, the Company desires to amend the Plan for compliance with the Heroes Earnings Assistance and Relief Act of 2008 and to update Exhibit I to include three new eligible nonunion hourly locations.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Exhibit I is amended as attached hereto to include three new locations effective as of the following dates and indicated as “Designated Terminals”:

Eagan, Minnesota – January 1, 2011;

Mooreland, Oklahoma – May 30, 2011; and

New Martinsville, West Virginia – July 1, 2011.

2.	Effective September 30, 2011 a new Section 3.16 is added to the end of Article III to read as follows:

“Section 3.16 Heroes Earnings Assistance and Relief Tax Act of 2008

(a)	Death Benefits. In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualifying military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

(b)

Differential Wage Payments. For years beginning after December 31, 2008, (i) an individual receiving a differential wage payment, as defined by Code Section 3401(h)(2), shall be treated as an employee of the employer making the payment, (ii) differential wage payment shall be treated as Compensation, and (iii) the Plan shall not be treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit which is based on the differential wage payment. Notwithstanding anything in the Plan to the contrary, differential wage payments shall not be treated as Compensation for purposes of determining contributions under the Plan.

(c)	Nondiscrimination Requirement. Section 3.16(b)(iii) shall apply only if all employees of the employer performing service in the uniformed services described in Code Section 3401(h)(2)(A) are entitled to receive differential wage payments (as defined in Code Section 3401(h)(2)) on reasonably equivalent terms and, if eligible to participate in a retirement plan maintained by the employer, to make contributions based on the payments on reasonably equivalent terms (taking into account Code Section 410(b)(3),(4) and (5)).

(d)	For years beginning after December 31, 2008, an individual who is performing service in the uniformed services described in Code Section 3401(h)(2)(A) for a period of at least 30 days, for purposes of Code Section 401(k)(2)(B)(i)(I) shall be treated as severed from employment with the Company and shall have a Distribution Event under Plan Section 3.10. An individual receiving such distribution shall not be able to make an elective deferral to the Plan during the six month period beginning on the date of distribution.”

(e)	In all other respects the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused its Senior Vice President- Human Resources and Communications to execute this Second Amendment to the Plan on this                  day of September 2011.

AIR PRODUCTS AND CHEMICALS, INC.

By:
Senior Vice President- Human Resources and Communications

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